Exhibit 99.1
Tecumseh Products Company Explores Strategic Alternatives

ANN ARBOR, Mich. - January 23, 2013 - Tecumseh Products Company (Nasdaq: TECUA, TECUB) announced today that over the past several months it has been working with Sagent Advisors, LLC, which the Company engaged to explore various strategic alternatives, including the possible sale of the Company. Contrary to rumors, the Company has not received an offer at an $8 per share purchase price.

While the Company currently intends to continue to explore alternatives to enhance shareholder value, there can be no assurance that a transaction will be completed. The Company does not intend to provide updates with respect to this process.

Tecumseh Products Company is a global manufacturer of hermetically sealed compressors for residential and specialty air conditioning, household refrigerators and freezers, and commercial refrigeration applications, including air conditioning and refrigeration compressors, as well as condensing units, heat pumps and complete refrigeration systems. Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company's Website at www.tecumseh.com.